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EXHIBIT 99.1


TORRANCE, Calif.--(BUSINESS WIRE)--Jan. 11, 2005--Eye Dynamics, Inc. OTCBB: EYDY
- News) is pleased to announce that Ronald A. Waldorf, co-founder and Chairman of Eye Dynamics, has accepted the Board's offer to return and serve as Chief Executive Officer of the company. Charles (Chuck) Phillips, President for the past 12 years, is reducing his everyday involvement with the company as a move toward retirement. Mr. Waldorf's return will ensure the shareholders and customers of Eye Dynamics an orderly transition of operational management.

Mr. Waldorf, who is leaving a senior management position at a nonprofit research corporation associated with one of the largest VA Medical Centers in the United States, will immediately spend the majority of his time with Eye Dynamics. It is expected that this transition will be completed within the first quarter of the year.

"We have been extremely fortunate to have had Chuck develop a company that was just an idea 15 years ago. Under his guidance Eye Dynamics has changed the standard of electronystagmographic (ENG) testing while, at the same time, the company has grown and been profitable for the past 8 quarters," said Waldorf. "My goals will be to continue the growth of the company by enhancing its domestic medical sales by working closely with MedTrak Technologies (Scottsdale, AZ), the company's exclusive distributor, and to pursue opportunities for increasing international sales as well as seeking appropriate licensees or joint-venture partners for the company's R&D pipeline of products. I also want the public equity arena to see our company for what it has accomplished and the other business opportunities that exist. A more active investor and public relations program will be an important part of that goal, and my return to the company will allow me the time to devote to this aspect of our long-term, strategic plan."

About Eye Dynamics, Inc.
Eye Dynamics is in the business of producing and marketing patented proprietary products and other services for the institutional, medical and government markets. The company is a leader in the Video ENG medical product market, having invented the Video ENG system and brought it to market in 1994. SafetyScope, the company's latest product, is designed for the 'fitness-for-duty' screening of workers. SafetyScope is simple to use, takes only 90 seconds and does not require any bodily fluids like urine-based drug testing. It is based on the manual methods of evaluating eye responses of an individual to detect neurological signs of impairment used by law enforcement throughout the United States.

To find out more about Eye Dynamics, Inc. (OTCBB:EYDY - News), visit our web site at www.EYEDYNAMICS.COM.

Safe Harbor for Forward-Looking Statements
This news release includes forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas

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management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

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CONTACT:
     Eye Dynamics, Inc., Torrance
     Charles E. Phillips, 310-328-0477 (Investor Relations)
     INVEST@EYEDYNAMICS.COM